UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Biogen Idec Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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For More Information Contact:
MEDIA CONTACTS:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
INVESTOR CONTACTS:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
BIOGEN IDEC COMMENCES MAILING OF PROXY MATERIALS TO SHAREHOLDERS
Board Urges Election of Its Four Nominees
CAMBRIDGE, MA — May 8, 2008 — Biogen Idec (Nasdaq: BIIB) today commenced the mailing of proxy materials encouraging shareholders to vote at the company’s June 19, 2008 Annual Meeting for four highly regarded and accomplished individuals nominated for election by the Board of Directors. In the proxy materials, shareholders are advised by the Board to reject the three director nominees proposed by Carl Icahn.
In a letter to shareholders accompanying the proxy materials, Chairman Bruce R. Ross and Chief Executive Officer James C. Mullen note that three of the Board’s nominees, Cecil B. Pickett, Ph.D., Lynn Schenk and Phillip A. Sharp, Ph.D., have contributed as directors to the growth and success of the company, and Stelios Papadopoulos, Ph.D., a new nominee, is an investment banker with a distinguished career in biotechnology.
The letter emphasizes three critical points for shareholders to consider in determining their vote:
1.	The Biogen Idec Board, including the three directors up for re-election, has a track record of delivering value, as evidenced by the company’s consistently strong financial results and stock performance exceeding the Amex Biotechnology Index (BTK) by 26% in the four-plus years since the Biogen Idec merger (as of May 2, 2008).

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Page 2 Biogen Idec Commences Mailing of Proxy Materials to Shareholders
2.	Each of the Board’s four nominees is committed to creating significant value for all shareholders and will continue to pursue all options to do so.

3.	Mr. Icahn has consistently promoted a single-minded agenda to sell the company. The company believes that electing his slate will impair the company’s efforts to deliver and drive shareholder value.
The letter cautions shareholders not to “jeopardize your company’s continued growth by electing to your Board an Icahn faction committed only to a sale of the company regardless of whether that is in your best interests as a shareholder.” Shareholders are asked to “elect your Board’s nominees who are committed to creating value for all owners and who are open to all options to create shareholder value.”
The full letter to shareholders follows:
May 8, 2008
Dear Fellow Shareholder:
Your vote at the June 19, 2008 Annual Meeting is critically important to the future of your investment in Biogen Idec.
As you may know, Carl Icahn has launched a proxy contest to get his hand-picked representatives elected to the Biogen Idec Board of Directors.
We strongly urge you to vote for the four highly regarded and accomplished individuals nominated by your Board. Please use the WHITE proxy card to vote today — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card.
It is important that you carefully consider these three critical points:
1.	Your Board, including the three directors up for re-election, has a track record of delivering value, as evidenced by your company’s consistently strong financial results and stock performance exceeding the Amex Biotechnology Index (BTK) by 26% in the four-plus years since the Biogen Idec merger.[1]

2.	Each of your Board’s four nominees is committed to creating significant value for all shareholders and will continue to pursue all options to do so.

3.	Mr. Icahn has consistently promoted a single-minded agenda to sell the company. Electing his slate will impair our efforts to deliver and drive shareholder value.
A PROVEN TRACK RECORD OF DELIVERING VALUE
Your Board has an exceptional record of creating value for all shareholders. The proof is in the results:

[1]	As of May 2, 2008

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Your Board’s superior leadership has benefited all shareholders:
•	Your Board has delivered on the revenue and earnings goals set at the time of the 2003 merger of Biogen, Inc. and IDEC Pharmaceuticals Corp., generating 14% compound annual revenue growth and 22% compound annual non-GAAP earnings growth.

•	In 2007, Biogen Idec generated nearly $3.2 billion in revenues.

•	In the first quarter of 2008, we reported revenues of $942 million, up 32% from the same period last year, and non-GAAP diluted earnings per share (EPS) of $0.83, up 41%.
Your company has grown into a true industry leader. Since the merger, its value has grown by more than $7 billion to $18.3 billion as of May 2, 2008. The stock price outperformed the industry over this four-year period, rising 86% compared to 68% for the BTK, the industry benchmark index. In the past year, the business gained even greater momentum with the stock price increasing an impressive 30%, while the BTK fell 9%.

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COMMITTED TO CREATING VALUE FOR ALL SHAREHOLDERS
Your Board has nominated four highly regarded and accomplished individuals. Cecil B. Pickett, Ph.D., Lynn Schenk and Phillip A. Sharp, Ph.D., have contributed as directors to the growth and success of your company. Stelios Papadopoulos, Ph.D., a new nominee, is an investment banker with a distinguished career in the biotechnology sector.
Each of these individuals is committed to building on the strong growth momentum already underway at Biogen Idec. They, like the rest of your Board, are open to all opportunities for continuing to build value and will objectively evaluate all options for maximizing your investment in Biogen Idec. That commitment includes considering a potential sale as circumstances evolve.
Your Board conducted a thorough sale process last fall that resulted in no offers to buy the company. This Board is focused on executing a comprehensive strategic growth plan that does not rely on any single event or single approach; rather its components include:
•	Growing the sales and markets for our approved products;

•	Advancing our robust product pipeline;

•	Continuing disciplined business-development efforts to enrich our pipeline and product portfolio; and,

•	Attracting and retaining top professionals, including medical and scientific talent.
By focusing on executing our strategic plan and driving the business forward, we intend to continue to grow revenues at a 15% compound annual growth rate (CAGR) and non-GAAP diluted EPS at a 20% CAGR through 2010.
Our goals for 2010 are supported by our 2008 financial guidance, which we raised on April 23 when we reported our outstanding first-quarter results:
•	Total revenue growth of 20% over 2007;

•	Non-GAAP diluted EPS in the range of $3.25-$3.45, representing growth consistent with our stated goal of achieving 20% non-GAAP EPS compound growth through 2010.
WE BELIEVE ELECTING THE ICAHN FACTION WILL HARM SHAREHOLDER VALUE
After the receipt last fall of an offer for the company from Mr. Icahn, as well as other expressions of interest, the Board of Directors determined it was appropriate to explore whether the sale of the company could generate greater value for shareholders than continuing to execute upon our business strategy as an independent company. Mr. Icahn chose not to participate in the process.
Your Board, in consultation with management and independent advisors, developed and executed a sale process that was professional, objective and thorough. In the end, market conditions were not right, and definitive bids for the company were not made.

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Despite those facts, Mr. Icahn and his nominees insist on advancing a single-minded agenda of forcing a sale of the company. In light of the results of the recent sale process, your Board has concerns about the consequences of restarting a sale process at this time.
Pursuing such a single-minded strategy, especially within the six-month timeframe that Mr. Icahn has publicly specified, poses a very real risk to shareholder value and the strong growth momentum currently underway at your company. The ongoing uncertainty of putting a perpetual “for sale” sign on the company would harm our efforts to attract and retain top professionals — including top medical and scientific talent — and our ability to execute strategic partnerships and licensing agreements.
Over more than two decades, Mr. Icahn has waged a long string of proxy fights, largely against underperforming companies. In stark contrast, Biogen Idec has been delivering strong performance and your company’s prospects for growth have never been better. Even Mr. Icahn has said that Biogen Idec is a “great company,” and we agree.
Do not jeopardize your company’s continued growth by electing to your Board an Icahn faction committed only to a sale of the company regardless of whether that is in your best interests as a shareholder.
We urge you to elect your Board’s nominees who are committed to creating value for all owners and who are open to all options to create shareholder value.
Please vote today to re-elect Cecil B. Pickett, Ph.D., Lynn Schenk and Phillip A. Sharp, Ph.D., and elect Stelios Papadopoulos, Ph.D., to your Board of Directors — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card.
Sincerely,
Bruce Ross, Chairman                    James Mullen, Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED Stockholders Call Toll-Free: (877) 750-5836 Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties. If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY— by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

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Safe Harbor
This letter to shareholders contains forward-looking statements, which appear under the heading “Committed to Creating Value for All Shareholders” above. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
Non-GAAP Information
GAAP financial presentations include significant purchase accounting charges in 2003 and subsequent periods. Accordingly, we provide a ‘non-GAAP’ perspective that removes these merger-related accounting impacts as well as other charges. Our non-GAAP financial measures are defined as reported, or GAAP, excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. We believe it is important to share these non-GAAP financial measures with shareholders as they: better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
GAAP EPS Reconciliation for 2010 Goals On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), the Company aims to grow GAAP EPS from 2007 through 2010 at a 25% CAGR. The long-term non-GAAP EPS goal excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and their related tax effects. In order to reconcile long-term GAAP and non-GAAP EPS figures, the Company has excluded the following items for 2008 through 2010 from our non-GAAP EPS goal provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $760-$800 million for already completed transactions;

•	Stock option expense due to FAS 123R is estimated to be in the range of $80-$90 million;

•	Tax benefit of $220-$240 million related to the pre-tax reconciling items.
Because the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges through 2010, it has made no assumption regarding new purchase accounting charges in this GAAP EPS goal. The Company may incur charges or realize income through 2010 which could cause actual results to vary from the goal.
GAAP EPS Reconciliation for 2008 Guidance
•	Non-GAAP diluted EPS in the range of $3.25-$3.45 representing growth consistent with the Company’s stated goal of achieving 20% non-GAAP EPS compound annual growth through 2010.

•	GAAP diluted EPS in the range of $2.28-$2.48.

•	In order to reconcile the 2008 GAAP and non-GAAP EPS guidance, we have excluded the following items from non-GAAP diluted EPS guidance provided above:

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•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, are estimated to be $340 million pre-tax, or approximately $0.92 per diluted share after-tax, for already completed transactions;

•	Stock option expense due to SFAS 123R in 2008 is estimated to be approximately $20 million pre-tax (including approximately $4 million in R&D and approximately $16 million in SG&A), or approximately $0.05 per diluted share after-tax.
Since the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2008, we have made no assumptions regarding other such charges in this GAAP guidance. The Company may incur charges or realize gains in 2008 that could cause actual results to vary from this guidance.
GAAP Net Income and EPS Reconciliation for 2003-2007 The reconciliation between GAAP and non-GAAP net income and diluted EPS for the years 2003 through 2007 can be found in the table below and is taken from Annual Reports, 10-K filings and earnings press releases (FY 2003-2007).

Condensed Consolidated
Statements of Income —
Operating Basis	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007

GAAP diluted EPS	(4.92)	0.07	0.47	0.63	1.99
Adjustment to net income (see below)	6.14	1.38	1.10	1.62	0.75
Effect of FAS128 and ETIF 0306	—	(0.05)	—	—	—
Non-GAAP diluted EPS	1.22	1.40	1.57	2.25	2.74

GAAP Net Income ($M)	(875.1)	25.1	160.7	217.5	638.2
Revenue — Pre-merger Biogen product, royalty and corporate partner revenue	1,173.1	—	—	—	—
COGS — Fair value step up of inventory acquired from Biogen and Fumapharm	231.6	295.5	34.2	7.8	—
COGS — Pre-merger Biogen cost of sales	(179.2)	—	—	—	—
COGS — Royalties related to Corixa	1.8	—	—	—	—
COGS — Amevive divesture	—	—	36.4	—	—
R&D — Pre-merger Biogen net R&D	(301.1)	—	—	—	—
R&D — Severance and restructuring	—	3.1	20.3	0.3	1.2
R&D — Sale of plant	—	—	1.9	—	—
SG&A — Pre-merger Biogen SG&A	(346.7)	—	—	—	—
SG&A — Merger related and purchase accounting costs	—	—	—	0.1	—
SG&A — Severance and restructuring	13.2	9.3	19.3	2.0	0.6
Amortization of intangible assets primarily related to Biogen merger	33.2	347.7	302.3	267.0	257.5
In-process R&D related to the Biogen Idec merger, acquisitions of Conforma, Syntonix, and Fumapharm, and consolidation of Cardiokine, Neurimmune and Escoubloc	823.0	—	—	330.5	84.2
Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm	—	—	—	(6.1)	—
(Gain)/loss on sale of long lived assets	—	—	111.8	(16.5)	(0.4)
Other income, net:
Pre-merger Biogen	32.9	—	—	—	—
Other income, net:
Consolidation of Cardiokine and Neurimmune and gain on sale of long lived assets	—	—	—	—	(72.3)
Write down of investments	—	12.7	—	—	—
Charitable donations and legal settlements	30.7	—	—	—	—
Income taxes — Effect of reconciling items	(205.8)	(195.4)	(145.2)	(70.3)	(65.5)
Stock option expense	—	—	—	44.5	35.6
Non-GAAP Net Income	431.7	498.0	541.7	776.8	879.1

*	The GAAP figures reflect: 2004-2007 — the combined Biogen Idec; 2003 — a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03). Numbers may not foot due to rounding.
GAAP Net Income EPS Reconciliation for Q1 2008 The reconciliation between GAAP and non-GAAP net income and diluted EPS for the first quarter of 2008 can be found in the table below and is taken from Annual Reports, 10-K filings and earnings press releases.

EARNINGS PER SHARE	2008	2007
GAAP earnings per share — Diluted	$0.54	$0.38
Adjustment to net income (as detailed below)	0.29	0.21

Non-GAAP earnings per share — Diluted	$0.83	$0.59

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows (in millions):
GAAP net income	$163.1	$131.5
Adjustments:
R&D: Stock option expense	2.7	3.0
R&D: FIN 46 consolidations of Cardiokine and Neurimmune	0.8	—
SG&A: Restructuring	—	0.1
SG&A: Stock option expense	3.1	6.1
Amortization of acquired intangible assets	74.8	59.9
In-process research and development related to the contingent consideration payment in 2008 associated with Conforma acquisition and the acquisition of Syntonix in 2007	25.0	18.4
Other income, net: FIN 46 consolidations of Cardiokine and Neurimmune	(0.8)	—
Income taxes: Income tax effect of reconciling items	(18.4)	(16.6)

Non-GAAP net income	$250.3	$202.4

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About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
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